Exhibit 99.2

Max Re Capital Appoints W. Marston Becker as Chairman and Chief Executive Officer

Hamilton, Bermuda, November 13, 2006 - Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) announced today that the Board of Directors has appointed W. Marston Becker as Chairman and Chief Executive Officer effective immediately.

“I am honored to serve as Chief Executive Officer of Max Re. This is a dynamic organization with superior underwriters and insurance professionals who have deployed our capital across a diversified portfolio of risks. I look forward to building on our present strong foundation as we guide the Company to ever increasing success for our shareholders,” commented W. Marston Becker.

W. Marston Becker has served as Chairman and Chief Executive Officer since October 29, 2006 and has been a director of Max Re Capital Ltd. and Max Re Ltd. since April 2004. Mr. Becker has been an advisor/consultant in the insurance industry and is also Chairman and General Partner of West Virginia Media Holdings, which he co-founded in 2001. Since 2002, Mr. Becker has also been Chairman and Chief Executive Officer of the run-off for LaSalle Re Holdings Limited, a Bermuda insurance company. Mr. Becker was Chairman of the Board and Chief Executive Officer of Trenwick Group, Ltd., a Bermuda insurance company, from August 2002 until January 2005. Mr. Becker previously was Vice Chairman and a director of Royal & SunAlliance USA, from November 1999 to December 2000, following their acquisition at Orion Capital Corporation, where from 1997 to 1999 Mr. Becker served as its Chairman of the Board and Chief Executive Officer and from 1994 to 1996 as President and Chief Executive Officer of its subsidiary. Mr. Becker is Chairman and a director of ICAT Holdings, LLC, an MGA specializing in property catastrophe insurance, serves as a director of Selective Insurance Group, Inc. (Nasdaq: SIGI) and of Beazley Group plc (BEZ.L). Mr. Becker is licensed as a certified public accountant and an admitted attorney in West Virginia.

Max Re Capital Ltd., through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

This release includes statements about future expectations, plans and prospects of the Company which constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of our Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2005 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information: Keith S. Hynes Executive Vice President & Chief Financial Officer keithh@maxre.bm 441-296-8800	N. James Tees Senior Vice President & Treasurer jimt@maxre.bm 441-296-8800

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